EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PB Bancorp, Inc. (successor to PSB Holdings, Inc.), of our report dated September 10, 2015 relating to our audit of the consolidated financial statements of PSB Holdings, Inc. and Subsidiary for the year ended June 30, 2015, which report appears in the Registration Statement on Form S-1 originally filed on September 11, 2015, as amended and declared effective on November 12, 2015.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
February 23, 2016